Exhibit 4.4

Aurora Cannabis Inc.

2024 Performance Share Unit Plan Section 10(a) Prospectus

This prospectus (this “Prospectus”) relates to the registration of common shares (the “Common Shares”) of Aurora Cannabis Inc. (the “Company”), which are reserved for issuance to officers, employees and consultants of the Company and its subsidiaries (the “Participants”) under the Aurora Cannabis Inc. 2024 Performance Share Unit Plan (the “Plan”). The total number of Common Shares that may be delivered pursuant to awards granted under the Plan is 5% of the issued and outstanding Common Shares as at the date of grant of each Performance Share Unit under the Plan; provided that Performance Share Units shall not be granted under the Plan if (i) the number of Common Shares issuable pursuant to outstanding Performance Share Units, when combined with the number of Common Shares issuable pursuant to all other Company share compensation arrangements, would exceed 9.5% of the issued and outstanding Common Shares at the date of grant and (ii) when combined with the number of Common Share issuable pursuant to outstanding deferred share units and restricted share units of the Company, would exceed 5% of the issued and outstanding Common Shares on the grant date.

This document constitutes part of a prospectus covering securities that have been registered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 20, 2024.

Aurora Cannabis Inc.

2024 Performance Share Unit Plan Prospectus

I. Available Information

The Company has filed with the Commission the Registration Statement, relating to the Common Shares offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as a part thereof and the documents incorporated by reference therein.

The Company is also subject to the information disclosure requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. Reports and other information filed with or furnished by the Company to the Commission are available electronically at the Commission’s EDGAR website (http://www.sec.gov).

II. Incorporation of Certain Documents by Reference

The Commission allows the Company to “incorporate by reference” information into this Prospectus. This means the Company can disclose important information to you by referring you to other information filed with or furnished to the Commission.

The following documents previously filed by the Company with the Commission are hereby incorporated into this Prospectus by reference and will be deemed to be a part of this Prospectus:

•	The Company’s Annual Report on Form 40-F for the year ended March 31, 2024 (the “Form 40-F”), filed on June 20, 2024;

•	The Company’s reports on Form 6-K furnished to the Commission on July 5, 2024, July 9, 2024, July 26, 2024, August 6, 2024, August 7, 2024 and August 12, 2024; and

•	The description of the common shares of the Company contained under the section captioned “Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A filed with the Commission on May 24, 2021, including any amendment or report filed for the purpose of amending such description.

In addition, reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by the Registration Statement have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated into this Prospectus by reference and to be a part of this Prospectus from the respective date of filing of each such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge, upon written or oral request as set forth below, a copy of the Plan or any document incorporated by reference therein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) to each person who receives a copy of this Prospectus. In addition, the Company will provide without charge, upon written or oral request as set forth below, to all such persons who do not otherwise receive such materials, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

All written and oral requests with respect to the foregoing matter should be directed as follows:

Aurora Cannabis Inc.

2207 90B St. SW

Edmonton, Alberta

T6X 1V8

Phone: 1-855-279-4652

Attn: Corporate Secretary

III. Description of the Plan

In the event of any conflict between this description of the Plan and the terms of the Plan itself or an agreement evidencing the grant of an award (an “Award Agreement”), the terms of the Plan or the Award Agreement will prevail.

General

The purpose of the Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining exceptional officers, employees and consultants (including prospective officers, employees and consultants) and (ii) enabling such individuals to participate in and motivating their efforts toward the long-term growth and financial success of the Company.

The Plan became effective as of August 9, 2024, and will remain in effect until August 9, 2027.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Awards under the Plan

The Plan provides for the grant of performance share unit awards (“PSUs”) (each, an “Award”). PSU payouts range from 0% to 200% depending on the extent to which performance goals are met.

Eligibility to Participate in the Plan

Any officer, employee or consultant (including any prospective officer, employee or consultant) of the Company or its subsidiaries is eligible to participate in the Plan.

Administration

The board of directors of the Company or any committee thereof (the “Board”) is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. The Board, or as the Board may delegate to the Compensation Committee, shall make all necessary or desirable determinations regarding the granting of PSUs to eligible Participants and may take into consideration the past and potential contributions of a particular Participant to the success of the Company and any other factors that it may deem proper and relevant. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

Additional information about the Plan may be obtained by mail, phone or fax by contacting the Company as provided under “Incorporation of Certain Documents by Reference” above.

Securities to be Offered

The securities offered under the Plan are Common Shares. Common Shares granted under the Plan may consist, in whole or in part, of newly authorized Common Shares or a cash equivalent.

Subject to adjustment for changes in capitalization, the aggregate number of Common Shares that would be available to be delivered pursuant to Awards granted under the Plan would be 5% of the issued and outstanding Common Shares as at the date of grant of each PSU under the Plan; provided that PSUs shall not be granted under the Plan if the number of Common Shares issuable pursuant to outstanding PSUs, when combined with the number of Common Shares issuable pursuant to all other Company share compensation arrangements, would exceed (i) 9.5% of the issued and outstanding Common Shares at the date of grant and (ii) 5% of the issued and outstanding Common Shares issuable pursuant to outstanding deferred share units and restricted share units of the Company at the date of grant.

In the event of any corporate transaction affecting the Common Shares (as described under “Adjustments for Changes in Capitalization” below), the Committee in its discretion may (and in some instances must) make equitable adjustments and other substitutions to the Plan and the number of Common Shares that may be delivered pursuant to Awards granted under the Plan.

Description of Awards

Performance Share Units

A PSU Award is an Award that is granted under the Plan and that is designated as such in the applicable Award Agreement, and is subject to the attainment of one or more performance goals established by the Committee. The extent to which the performance goals are met during a performance period will determine the number of Common Shares and/or amount of cash or other property that will be paid out to the Participant pursuant to the performance award, which payout can range from 0% to 200%.

The Committee may adjust or modify the calculation of performance goals for a performance period in the event of, in recognition of, or in anticipation of any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the Company or any of its affiliates, subsidiaries, divisions or operating units or the financial statements thereof or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law. The terms and conditions of performance awards, including with respect to vesting, will be determined by the Committee as set forth in the applicable Award Agreement. The date at which each PSUs vests (the “Entitlement Date”) shall be no later than December 31 of the third calendar year following the calendar year in which the services were performed in respect of the corresponding PSU Award.

Unless determined otherwise by the Board, in the event of retirement of the Participant, the Participant’s Entitlement Date will not be altered; and in the event of early retirement of the Participant, the Participant’s Entitlement Date will be accelerated on a pro-rata basis calculated by dividing the number of months that have elapsed between the applicable date of grant and the retirement date by the total number of months between the date of grant and the Entitlement Date.

Clawbacks

The Company may clawback awards provided to eligible Participants in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time.

Non-Transferability of Awards

PSUs are not assignable or transferable other than by will or by the applicable laws of descent. During the lifetime of a Participant, all PSUs may only be settled by the Participant.

Adjustments for Changes in Capitalization

In the event that there is any change in the Common Shares through or by means of a declaration of stock dividends of Common Shares or a consolidation, subdivision or reclassification of Common Shares, or otherwise, the number of Common Shares, the Board will appropriately adjust the number of Common Shares available for issuance under the Plan and the number of Common Shares subject to any PSUs, subject to any applicable rules of the Toronto Stock Exchange, and such adjustment shall be effective and binding for all purposes of the Plan. If an adjustment will result in a fractional Common Share, the fraction will be disregarded.

Amendment and Termination

Subject to any applicable law or government regulation or the rules of the Toronto Stock Exchange, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval is required for any amendment that would (i) materially increase the benefits under the Plan, (ii) provide a holder of a PSUs with rights as a shareholder of the Company prior to the Entitlement Date, (iii) increase the number of Common Shares which may be issued pursuant to the Plan, (iv) materially modify the requirements as to eligibility for participation in the Plan or (v) increase the ability of the Board to amend the Plan without shareholder approval.

Change of Control

Subject to the terms of a Participant’s employment agreement with respect to a Change of Control of the Company, and unless otherwise determined by the Board prior to such Change of Control, if a Change of Control occurs and an eligible employee of the Company is terminated within 12-months of such Change of Control, all PSUs then outstanding shall automatically vest, in an amount equal to the product obtained by multiplying (i) the total number of Common Shares otherwise issuable pursuant to such PSU Award or the full value of such PSU Award (as determined in the absolute discretion of the Board) and (ii) the quotient obtained by dividing the number of days that have elapsed since the applicable date of grant for a PSU Award through and including the termination date by the total number of days between the date of grant and the Entitlement Date. Notwithstanding the foregoing, if the Participant is not an eligible employee of the Company at the time of the Change of Control, all PSUs outstanding and held by the Participant will immediately vest.

Unless otherwise provided pursuant to an Award Agreement, a Change of Control of the Company is defined to mean any of the following events, generally:

•	the consummation of a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its subsidiaries and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation immediately after completion of the transaction;

•	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Company and its subsidiaries to any other person or entity, other than transactions among the Company and its subsidiaries;

•	a resolution is adopted to wind-up, dissolve or liquidate the Company;

•	any person, entity or group of persons or entities (an “Acquiror”) acquires, or acquires control (including the right to vote or direct the voting) of voting securities of the Company that would entitle the Acquiror to cast or to direct the casting of 50% or more of the votes attached to the Company’s outstanding voting securities which may be cast to elect directors of the Company or the successor corporation; or

•	as a result of or in connection with (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its affiliates and another corporation or other entity, fewer than 50% of the directors of the Company or the successor corporation are persons who were directors of the Company immediately prior to the transaction.

Miscellaneous

The following provisions are also in effect under the Plan:

•	the grant of an Award may not be construed as giving a Participant the right to be retained as an officer, employee or consultant of or to the Company or any subsidiary;

•	no Participant or holder or beneficiary of any Award has any rights as a shareholder with respect to any Common Shares to be distributed under the Plan until he or she has become the holder of such Common Shares;
•	The Company is prohibited from providing financial assistance in the form of a loan or otherwise to Participants under the Plan for the purpose of settlement of equity awards under the Plan;

•	the Company makes no representation or warranty as to the future market value of the Common Shares issued in accordance with the Plan; and

•	the validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement will be determined in accordance with the laws of the Providence of British Columbia and the laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof.

IV. Resale Restrictions

The Plan will be administered to comply with the Securities Act and the Exchange Act. In the event that a Participant is deemed to be an “affiliate” of the Company for purposes of the Securities Act (that is, generally, a director or executive officer of the Company or a person who directly or, through one or more intermediaries, indirectly controls, is controlled by or is under common control with, the Company), reoffers or resales of Common Shares issued by, or on behalf of, such Participant must be made only:

•	pursuant to a “reoffer prospectus” complying with the provisions of the Securities Act and the rules and regulations promulgated thereunder;

•	in compliance with Rule 144 under the Securities Act; or

•	in a transaction otherwise exempt from the registration requirements of the Securities Act.

The Company does not presently intend to make any such reoffer prospectus available.

In addition, the Company may from time to time adopt policies and procedures (including under the Company’s Disclosure, Confidentiality and Insider Trading Policy) that restrict the ability of some or all Participants to resell Common Shares acquired under the Plan.

V. United States Federal Income Tax Consequences

This is a general summary of the material U.S. federal income tax consequences to Participants who are subject to U.S. tax of participating in the Plan. This summary is based on current law as of the date of this Prospectus and is provided only as general information and not as tax advice. It does not address all of the tax considerations that may be relevant to a particular holder. For example, it does not deal with most of the tax implications arising from a Participant’s death, nor does it discuss any Canadian or other international, state, provincial or local tax considerations. Each Participant should consult with, and rely on, his or her own tax advisor regarding all the possible tax consequences, based on his or her individual situation, of participating in the Plan.

The Company shall have the right to deduct, withhold from, or require the Participant to remit any amounts otherwise payable to a Participant the amount of any federal, provincial, territorial or foreign taxes required to be deducted or withheld with respect to any taxable event arising as a result of the Plan and may set off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Company to the Participant. The Company may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares issuable upon settlement of the PSUs as it determines are required to be sold by the Company to satisfy any withholding obligations net of selling costs. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Common Shares issuable upon settlement of the PSUs and acknowledges and agrees that the Company does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon settlement of the PSUs.

PSUs under the Plan are intended to be exempt from Section 409A of the Code. The following description of tax consequences assumes that Section 409A of the Code will not apply to PSUs granted under the Plan.

Performance Share Units

No income will generally be recognized by a Participant in connection with the grant of a PSU award. Upon settlement of a PSU award, the Participant will generally be required to include as ordinary income in the year of payment in an amount equal to the amount of any cash or the fair market value of any nonrestricted Common Shares, actually or constructively received (and, with respect to an employee, will be subject to income tax withholding on the amount of such ordinary income). The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the Participant at the time of settlement, and social security and Medicare taxes will also be required to be withheld upon settlement.

When a Participant sells the Common Shares, if any, acquired upon settlement of a PSU, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of Common Shares and his or her aggregate tax basis in the Common Shares. If the Participant’s holding period for the Common Shares exceeds one year, such gain or loss will constitute long-term capital gain or loss.

The Plan and Awards granted under the Plan, are not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

Any U.S. federal tax advice contained in this communication (including any attachment) is not intended or written to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein. Participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the Plan.